Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces Financial Results for Third Quarter 2009

Denver, Colorado; November 5, 2009 — Intrepid Potash, Inc. (NYSE:IPI), today announced third quarter 2009 financial results with net income of $9.5 million, resulting in $0.13 of earnings per diluted share.  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2009 were $20.8 million.

Highlights for the Third Quarter 2009:

•                  As of September 30, 2009, we had $94.9 million of cash and investments, no outstanding debt, and $125 million of availability under our revolving credit facility.

•                  The average net realized sales price for potash in the third quarter 2009 was $458 per short ton ($505 per metric ton) compared to $623 per short ton ($687 per metric ton) in the same period of 2008.

•                  Adjusted net income for the third quarter of 2009 was $13.3 million compared to adjusted net income of $49.8 million in the same period of 2008.

•                  Excluding $5.8 million of abnormal production costs expensed during the quarter, our potash “cash operating” cost of goods sold, net of by-product credits, in the third quarter of 2009 was $177 per short ton.

•                  Potash sales in the third quarter were 111,000 short tons compared to 204,000 short tons in the third quarter of 2008.

•                  Potash production in the quarter was 112,000 short tons compared to 200,000 short tons produced in the third quarter of 2008, as we continued to manage production in response to decreased customer demand.

•                  Average net realized sales price for langbeinite, which we market under the name of TrioTM, was $246 per short ton ($271 per metric ton) in the third quarter of 2009 compared to $283 per short ton ($312 per metric ton) in the third quarter of 2008.

•                  Sales of TrioTM were 40,000 short tons in the third quarter of 2009 compared to 50,000 short tons in the third quarter of 2008.

•                  Langbeinite production in the third quarter increased to 60,000 short tons compared to 50,000 short tons produced in the third quarter of 2008.

•                  Excluding the abnormal production costs of $5.8 million that were not included in our inventory costs, gross margins in the third quarter of 2009 for the sale of potash were $231 per short ton or 50 percent compared to 65 percent in the three months ended September 30, 2008.  Gross margins for the sale of TrioTM were $74 per short ton or 30 percent compared to 57 percent in the same period of 2008.

•                  Capital investments in the third quarter of 2009 totaled $33.2 million bringing the year-to-date total to $82.4 million.

“The third quarter began to show some signs of a moderate recovery in the domestic potash market” said Bob Jornayvaz, Intrepid’s CEO.  “Although the potash market in the United States remains a just-in-time market, our forward warehousing efforts have provided Intrepid the opportunity to participate in sales that we would have otherwise not realized.  With the fall harvest going slowly, we believe that the persistent wet weather through October in much of the corn growing regions will reduce the chance of a return to normal or near normal fertilization levels until the spring.  We believe that farmers will replace the significant nutrients they have withdrawn from their soil and may return to more historical consumption levels going forward.  Throughout all the market turmoil of the past year, Intrepid has stayed focused on margins by executing on capital projects that are designed to lower our per ton costs.  We have also continued to maintain the strength of our balance sheet which we believe has been important in retaining flexibility in making operating and capital investment decisions in this uncertain market environment.”

Market Conditions

Overall, we believe that the domestic potash market is in a bottoming process and that we have begun to see some initial hopeful signs with selective buyers returning to the market as dealer-owned inventories appear to be at low levels. Although we believe that the dealer and retail supply chain has reduced inventories, we continue to see broad buyer hesitation persist.  Fertilizer dealers remain cautious in their buying habits preferring to defer purchases and avoid the associated price risk, while they take some risk of losing sales due to low inventory levels.  Intrepid continues to work with dealers to move product forward in the distribution system so that our product is available for sale when buyers more fully step into the market.

Weather continues to be a major influencing factor for the supply chain.  Persistent wet weather in much of the corn belt has delayed the harvest and, in-turn, slowed potential fertilizer application.  Although the 2009 corn crop is expected to be close to a record yield per acre, rising demand globally for grains and lower crop yields internationally should mute any appreciable improvement in the world stocks-to-use ratios.  We maintain our belief that application rates for potash fertilizers will be lower in 2009 relative to 2008, but we also do not expect this decline to be permanent as fertilizer plays a vital role in ensuring that world agricultural production meets the needs of a growing population.

As the current potash market develops, we will continue to manage production volumes and our net cash position while at the same time making the appropriate investments in our business.

Third Quarter Results

Operating income for the third quarter of 2009 was $16.2 million compared to operating income of $79.9 million in the third quarter 2008.  Cash flows from operating activities were $6.6 million for the third quarter of 2009, which compares to $66.9 million for the third quarter of 2008.

Potash

During the third quarter of 2009, Intrepid produced 112,000 short tons of potash and sold 111,000 short tons of potash.  This compares to 200,000 short tons produced and 204,000 short tons sold in the third quarter of 2008.  Production declined in the third quarter of 2009 relative to the prior year period due primarily to actions we took to slow production in order to more closely align our supply with market demand.

The 111,000 short tons of potash we sold in the third quarter of 2009 was at an average net realized sales price, which we define as gross sales less freight costs, of $458 per short ton as compared to an average net realized sales price of $623 per short ton during the third quarter of 2008.  As price discussions continue to occur in our markets and the fall application window narrows, we expect that price may trend downward somewhat as we enter the fourth quarter.

The decrease in sales this quarter, as compared to 2008, resulted from slower sales of granular potash as growers continued to defer potash applications due to a later than normal fall harvest in most of our core markets.  Additionally, we saw slower than normal uptake into inventory by dealers as they continued to show little willingness to accept price risk and were buying product in a just-in-time fashion and holding minimal uncommitted inventory.  The North American drilling rig count has shown signs of stabilization through the end of the quarter, but our industrial sales have remained slow. The feed portion of our business, as has been the case from the prior quarters of 2009, saw consistent demand.  It is noteworthy that, while overall potash demand is lagging 2008 levels, our third quarter sales level was improved as compared to the preceding three quarters.

Our potash “cash operating” cost of goods sold (“COGS”), net of by-product credits of $16 per ton, and which we define as total cost of goods sold excluding royalties, depreciation, depletion and amortization, decreased slightly to $177 per short ton in the third quarter of 2009 from $182 per short ton in the third quarter of 2008.  It is important to understand that we expensed $5.8 million of production costs directly in the quarter associated with operating at a lower rate at our West Mine and our Wendover operation.  The effect of expensing these costs directly, coupled with the same accounting treatment in the prior two quarters, was a lower cash operating cost of goods sold per ton than had these costs been absorbed into inventory.  The operating cost per ton amount has been higher in recent quarters as Intrepid has operated at reduced production levels in response to decreased market demand.  Until more normalized production levels are resumed and current inventory is sold through, a portion of current period production costs will be expensed and cost per ton amounts will likely remain somewhat elevated resulting in a reduced operating margin.  Finally, as long as demand remains depressed, the Company expects to operate at reduced production levels to manage inventory, and operating costs are expected to continue to be adversely affected.

Langbeinite — TrioTM

During the third quarter, Intrepid produced 60,000 short tons of langbeinite.  Our langbeinite production was 20 percent higher than the 50,000 short tons produced during the third quarter of 2008.  The increase in langbeinite production was largely driven by our focus on langbeinite in order to keep up with granular TrioTM demand.

Intrepid sold 40,000 short tons of TrioTM in the third quarter of 2009, the majority of which was granular size product, at an average net realized sales price of $246 per short ton as compared to 50,000 short tons at an average net realized sales price of $283 per short ton in the prior year’s third quarter.  The decrease in TrioTM sales was driven largely by slower than expected export shipments of standard sized TrioTM.

Capital Investment

During the third quarter of 2009, Intrepid invested $33.2 million related to the 2009 capital program.  The investments in the third quarter of 2009 were used to fund projects already in progress and for sustaining capital.  Total capital investment in 2009 is expected to be between $100 and $110 million.  During the quarter, Intrepid made the decision to moderate capital investment by approximately $20 to $25 million for 2009 which will be achieved through the slowing of certain projects.   This decision to moderate investment still allows Intrepid to move forward its capital program which is designed to increase production and lower per ton operating costs in the long-term, while at the same time maintaining a prudent net cash position in the near term.

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab.  Intrepid’s website address is www.intrepidpotash.com.

Since net realized sales price, adjusted net income and EBITDA are non-GAAP financial measures it is necessary to reference the respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release.  Cash operating cost of goods sold is defined in the text of this release and the associated financial tables provide the details to recalculate these numbers in accordance with GAAP.

Conference Call Information

The conference call to discuss third quarter 2009 results is scheduled for November 6, 2009, at 7:30 a.m. (Mountain Time). The call participation number is (877) 419-5396.  A recording of the conference call will be available two hours after the completion of the call at

(800) 642-1687.  International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291.  All of the above calls will require the input of the conference identification number 33434468.  The call will also be streamed on the Intrepid Potash, Inc.’s website, www.intrepidpotash.com.  An audio recording of the conference call will be available at www.intrepidpotash.com through December 6, 2009.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; continued disruption in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	Intrepid Potash, Inc.
	Three Months Ended
	September 30, 2009	September 30, 2008
Production volume (in thousands of short tons):
Potash	112	200
Langbeinite	60	50

Sales volume (in thousands of short tons):
Potash	111	204
TrioTM	40	50

Potash statistics (per short ton):
Net sales price	$458	$623
Cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	177	182
Depreciation, depletion and amortization	19	10
Royalties	18	21
Total potash cost of goods sold	$214	$213
Warehousing and handling costs	13	7
Average potash gross margin (exclusive of costs associated with abnormal production)	$231	$403

TrioTM statistics (per short ton):
Net sales price	$246	$283
Cost of goods sold (exclusive of items shown separately below)	131	87
Depreciation, depletion and amortization	12	12
Royalties	12	14
Total TrioTM cost of goods sold	$155	$113
Warehousing and handling costs	17	10
Average TrioTM gross margin	$74	$160

*                 On a per short ton basis, by-product credits were $16 and $8 for the three month period ended September 30, 2009, and 2008, respectively.  By-product credits were $1.7 million and $1.6 million for the three month period ended September 30, 2009, and 2008, respectively.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

				Intrepid Mining LLC
	Intrepid Potash, Inc.			(Predecessor)
	Nine Months Ended		April 25, 2008	January 1, 2008
		Combined	Through	Through
	September 30, 2009	September 30, 2008	September 30, 2008	April 24, 2008
Production volume (in thousands of short tons):
Potash	381	635	355	280
Langbeinite	147	164	90	74

Sales volume (in thousands of short tons):
Potash	290	630	361	269
TrioTM	123	191	84	107

Potash statistics (per short ton):
Net sales price	$610	$445	$547	$309
Cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	200	146	165	125
Depreciation, depletion and amortization	19	9	9	8
Royalties	22	15	19	10
Total potash cost of goods sold	$241	$170	$193	$143
Warehousing and handling costs	14	6	7	6
Average potash gross margin (exclusive of costs associated with abnormal production)	$355	$269	$347	$160

TrioTM statistics (per short ton):
Net sales price	$306	$181	$246	$130
Cost of goods sold (exclusive of items shown separately below)	143	80	68	77
Depreciation, depletion and amortization	14	11	9	10
Royalties	15	9	12	7
Total TrioTM cost of goods sold	$172	$100	$89	$94
Warehousing and handling costs	14	8	9	6
Average TrioTM gross margin (exclusive of costs associated with abnormal production)	$120	$73	$148	$30

*                 On a per short ton basis, by-product credits were $17, $10, $8, and $13 for the nine month period ended September 30, 2009, the combined nine month period ended September 30, 2008, the period from April 25, 2008, through September 30, 2008, and the period from January 1, 2008, through April 24, 2008, respectively.  By-product credits were $4.9 million, $6.6 million, $3.0 million, and $3.6 million for the nine month period ended September 30, 2009, the combined nine month period ended September 30, 2008, the period from April 25, 2008, through September 30, 2008, and the period from January 1, 2008, through April 24, 2008, respectively.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(In thousands, except share and per share amount)

	Intrepid Potash, Inc.
	Three Months Ended
	September 30, 2009	Pro Forma September 30, 2008

Sales	$66,449	$146,257

Less: Freight costs	5,593	5,054
Warehousing and handling costs	2,137	1,976
Cost of goods sold	30,035	49,133
Costs associated with abnormal production	5,784	—
Gross Margin	22,900	90,094

Selling and administrative	6,475	9,394
Accretion of asset retirement obligation	169	185
Other	18	638
Operating Income	16,238	79,877

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(639)	(643)
Interest income	42	396
Insurance settlements in excess of property losses	5	(1)
Other income (expense)	266	(436)

Income Before Income Taxes	15,912	79,193

Income Tax Expense	(6,392)	(29,474)
Net Income	$9,520	$49,719

Weighted Average Shares Outstanding:
Basic	75,032,086	74,843,124
Diluted	75,055,990	75,002,839

Earnings Per Share:
Basic	$0.13	$0.66
Diluted	$0.13	$0.66

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND

THE PROFORMA PERIOD ENDED SEPTEMBER 30, 2008

 (In thousands, except share and per share amount)

	Intrepid Potash, Inc.
	Nine Months Ended
	September 30, 2009	September 30, 2008

Sales	$228,742	$335,840

Less: Freight costs	14,422	20,950
Warehousing and handling costs	5,764	5,451
Cost of goods sold	90,943	126,277
Costs associated with abnormal production	12,159	—
Gross Margin	105,454	183,162

Selling and administrative	21,021	23,715
Accretion of asset retirement obligation	510	497
Other	595	941
Operating Income	83,328	158,009

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(592)	(875)
Interest income	75	687
Insurance settlements in excess of property losses	(11)	6,965
Other income (expense)	448	(626)

Income Before Income Taxes	83,248	164,160

Income Tax (Expense) Benefit	(34,611)	(62,711)
Net Income	$48,637	$101,449

Weighted Average Shares Outstanding:
Basic	75,008,438	74,843,124
Diluted	75,023,180	75,046,115

Earnings Per Share:
Basic	$0.65	$1.36
Diluted	$0.65	$1.35

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

(In thousands, except share and per share amounts)

	Intrepid Potash, Inc.
	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$87,247	$116,573
Short-term investments	5,504	—
Accounts receivable:
Trade, net	30,762	15,107
Other receivables	1,196	385
Related parties	12	—
Refundable income taxes	9,392	9,967
Inventory, net	68,827	49,318
Prepaid expenses and other current assets	2,685	5,804
Current deferred tax asset	4,223	1,222
Total current assets	209,848	198,376

Property, plant and equipment, net of accumulated depreciation of $37,060 and $26,514, respectively	202,565	138,790
Mineral properties and development costs, net of accumulated depletion of $6,895 and $6,367, respectively	33,850	30,244
Long-term parts inventory, net	4,396	3,973
Long-term investments	2,195	—
Other assets	5,709	6,053
Non-current deferred tax asset	298,295	327,641
Total Assets	$756,858	$705,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$13,891	$15,516
Related parties	30	26
Accrued liabilities	13,357	14,967
Accrued employee compensation and benefits	7,429	6,478
Other current liabilities	4,088	1,952
Total current liabilities	38,795	38,939

Asset retirement obligation	8,835	8,138
Other non-current liabilities	7,707	6,401
Total liabilities	55,337	53,478

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,032,086 and 74,846,874 shares outstanding at September 30, 2009, and December 31, 2008, respectively	75	75
Additional paid-in capital	555,482	554,743
Accumulated other comprehensive loss	(839)	(1,385)
Retained earnings	146,803	98,166
Total Stockholders’ Equity	701,521	651,599

Total Liabilities and Stockholders’ Equity	$756,858	$705,077

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

					Intrepid Mining LLC
	Intrepid Potash, Inc.				(Predecessor)
				April 25, 2008	January 1, 2008
	Three Months Ended		Nine Months Ended	Through	Through
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008	April 24, 2008
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$9,520	$49,719	$48,637	$75,483	$44,497
Deferred income taxes	8,064	7,071	26,097	15,920	(4)
Insurance reimbursements	(5)	1	11	33	(6,998)
Items not affecting cash:
Depreciation, depletion, amortization and accretion	4,270	3,076	12,017	5,105	3,543
Stock-based compensation	735	2,622	2,022	4,634	—
Unrealized derivative (gain) loss	405	209	(810)	(262)	439
Other	(163)	1,428	414	2,091	170
Changes in operating assets and liabilities:
Trade accounts receivable	(11,828)	(7,230)	(15,655)	(12,223)	(11,886)
Other receivables	(544)	279	(823)	124	186
Refundable income taxes	(2,017)	—	1,369	—	—
Inventory	(5,763)	(1,043)	(19,932)	(4,201)	(830)
Prepaid expenses and other assets	(252)	(3,723)	1,476	823	(4,349)
Accounts payable, accrued liabilities and accrued employee compensation and benefits	2,448	2,971	956	3,443	1,494
Income taxes payable	—	11,504	—	18,846	—
Other liabilities	1,746	(4)	2,211	(4)	(251)
Net cash provided by operating activities	6,616	66,880	57,990	109,812	26,011

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	5	(1)	1,989	(33)	6,998
Additions to property, plant, and equipment	(32,438)	(17,486)	(76,899)	(21,529)	(14,747)
Additions to mineral properties and development costs	(769)	(233)	(5,548)	(2,470)	(15)
Proceeds from liquidation of bond sinking fund	2,098	—	2,098	—	—
Purchases of investments	(6,944)	—	(7,695)	—	—
Cash received in exchange transaction with Intrepid Mining LLC	—	—	—	428	—
Other	6	(27)	22	(38)	(10)
Net cash used in investing activities	(38,042)	(17,747)	(86,033)	(23,642)	(7,774)

Cash Flows from Financing Activities:
Issuance of common stock, net of expenses	—	(132)	—	1,032,354	—
Proceeds from long-term debt	—	—	—	—	11,503
Repayments on long-term debt	—	—	—	(86,951)	(7,009)
Payments to fund employee tax withholding due upon vesting of restricted common stock	—	—	(1,283)	—	—
Members’ capital distributions	—	—	—	—	(15,000)
Payments to Intrepid Mining LLC for exchange of assets and liabilities and formation distribution	—	—	—	(892,755)	—
Net cash (used in) provided by financing activities	—	(132)	(1,283)	52,648	(10,506)
Net Change in Cash and Cash Equivalents	(31,426)	49,001	(29,326)	138,818	7,731
Cash and Cash Equivalents, beginning of period	118,673	89,817	116,573	—	1,960
Cash and Cash Equivalents, end of period	$87,247	$138,818	$87,247	$138,818	$9,691

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$512	$109	$1,306	$435	$2,274
Income taxes	$345	$10,899	$7,145	$10,899	$—

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS

(In thousands)

Adjusted net income is calculated as net income for the three months ended September 2009 and 2008, adjusted for significant non-cash and unusual items. Examples of non-cash and unusual charges include insurance settlements in excess of property losses, non-cash gains or losses associated with unrealized derivative adjustments, and costs associated with abnormal production.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring normal basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.  Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	September 30, 2009	September 30, 2008

Net Income	$9,520	$49,719
Adjustments
Insurance reimbursements	(5)	1
Unrealized derivative (gain) loss	405	209
Cost associated with abnormal production	5,784	—
Calculated tax effect (1)	(2,424)	(83)
Total adjustments	3,760	127
Adjusted Net Income	$13,280	$49,846

(1)   Statutory rate of 39.2% for third quarter of 2009 and statutory rate of 39.3% for 2008.

INTREPID POTASH, INC.

EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION,

AND AMORTIZATION

(In thousands)

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) is computed as net income adjusted for the add back of income tax expense, interest expense including derivatives, depreciation, depletion, amortization, asset retirement obligation liability accretion, and impairment.  This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment.  In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.  Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	September 30, 2009	September 30, 2008
Net Income	$9,520	$49,719

Income tax expense	6,392	29,474
Interest expense, including derivatives	639	643
Depreciation, depletion, amortization and accretion	4,270	3,076
Impairment expense	—	756
Total adjustments	11,301	33,949
Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$20,821	$83,668

INTREPID POTASH, INC.

AVERAGE NET REALIZED SALES PRICE RECONCILIATIONS

(In thousands, except per ton data)

Average net realized sales price is calculated as gross sales less freight costs.  Since many of our customers arrange and pay their own freight directly, we believe that average net realized sales price is a better representation of our sales price trend and is a useful tool to utilize in the analysis of our sales trends.  In addition, management believes that the presentation of average net realized sales price provides useful information to investors of Intrepid’s fundamental business. Furthermore, net realized sales price is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry.  Many investors use the published research of industry research analysts in making investment decisions.  Average net realized sales price (“net sales per short ton”) should not be considered in isolation or as a substitute for gross sales or gross margin measures prepared under GAAP.

						Intrepid Mining LLC
	Intrepid Potash, Inc.					(Predecessor)
	Three Months Ended		Nine Months Ended		April 25, 2008	January 1, 2008
				Proforma Combined	Through	Through
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008	September 30, 2008	April 24, 2008
Potash
Gross Revenue	$54,521	$129,299	$184,602	$289,583	$201,118	$88,465
Freight Expense	3,598	2,195	7,997	9,123	3,874	5,249
Net Sales	$50,923	$127,104	$176,605	$280,460	$197,244	$83,216
Tons Sold	111	204	290	630	361	269
Net Sales (Per Short Ton)	$458	$623	$610	$445	$547	$309

Trio™
Gross Revenue	$11,928	$16,958	$44,140	$46,257	$25,302	$20,955
Freight Expense	1,995	2,859	6,425	11,827	4,717	7,110
Net Sales	$9,933	$14,099	$37,715	$34,430	$20,585	$13,845
Tons Sold	40	50	123	191	84	107
Net Sales (Per Short Ton)	$246	$283	$306	$181	$246	$130